Exhibit 99.1

Estimated Box Office on RealD-Enabled Screens for August 2015

LOS ANGELES (Sept 10, 2015) - RealD Inc. (NYSE: RLD) today announced that for August 2015, box office on RealD-enabled screens is estimated to be approximately $77 million ($24 million domestic, $53 million international).  This represents the second monthly period of RealD’s second quarter of fiscal 2016 ending September 30, 2015.

For the quarter-to-date period in the second quarter of fiscal 2016 (July 1, 2015 through August 31, 2015), box office on RealD-enabled screens is estimated to be approximately $425 million ($199 million domestic, $226 million international).

Note: RealD’s estimates of box office on RealD-enabled screens rely on box office tracking data. Estimated international box office encompasses the 19 foreign countries where tracking data is available.  The 19 foreign countries do not include China and represent approximately 80% of RealD’s international license revenue.

Cautionary note on forward-looking statements

This release includes forward-looking information and statements concerning the estimated box office on RealD-enabled screens domestically and internationally for the monthly and for the quarterly periods. These statements are based on RealD’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. RealD’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RealD Inc.

RealD is a leading global licensor of 3D and other visual technologies.  RealD’s extensive intellectual property portfolio is used in applications that enable a premium viewing experience in the theater, the home and elsewhere.  RealD’s core business is the licensing of RealD Cinema Systems and the product sale of RealD eyewear to motion picture exhibitors to enable a premium viewing experience for 3D motion pictures and alternative 3D content in the theater.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Moscow, Russia; Shanghai, China; Hong Kong; and Tokyo, Japan.  For more information, please visit our website at www.reald.com.

© 2015 RealD Inc. All Rights Reserved.

Contact:

Investor Contact:

Addo Communications

310-829-5400

investors@reald.com